Exhibit 99.1

FICO Announces Increased Earnings for Second Quarter 2009

Earnings per share from continuing operations of $0.37, or 3% increase from prior year

MINNEAPOLIS--(BUSINESS WIRE)--April 22, 2009--FICO (NYSE:FIC), the leading provider of analytics and decision management technology, today announced financial results for its second fiscal quarter, ended March 31, 2009.

Second Quarter Fiscal 2009 Results
Income from continuing operations for the second quarter of fiscal 2009 totaled $18.1 million or $0.37 per share, versus $17.8 million or $0.36 per share reported in the prior year period. Second quarter results from continuing operations included after-tax charges of $600,000 or $0.01 per share in fiscal 2009, and $4.0 million or $0.08 per share in fiscal 2008 related to the company’s previously-announced reengineering plan.

Net income for the second quarter of fiscal 2009 totaled $17.7 million or $0.36 per share, versus $13.5 million or $0.28 per share reported in the prior year period.

“Despite the challenging economic environment, our financial discipline allowed us to deliver consistent earnings,” stated Mark Greene, Chief Executive Officer. “In the face of muted technology spending by banks, we remain focused on generating earnings by controlling expenses. Our balance sheet remains strong, we have generated $86 million in cash flow from operations this year, and we have ample resources to meet all of our obligations while continuing to invest in new Decision Management products that will boost revenue over the long-term.”

Second Quarter Fiscal 2009 Revenue
The company reported second quarter revenues of $159.3 million in fiscal 2009 versus $193.2 million reported in the prior year period. Revenues for second quarter fiscal 2009 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $86.6 million in the second quarter compared to $101.3 million in the prior year quarter, or a decrease of 15%, primarily due to declines associated with collections and recovery solutions, and customer management solutions, both of which had a large license sale in the prior year.
  Scoring Solutions revenues were $31.1 million in the second quarter compared to $39.3 million in the prior year quarter, or a decrease of 21%, primarily due to a decrease in revenues derived from our credit bureau risk scores.
  Professional Services revenues were $30.9 million in the second quarter compared to $39.5 million in the prior year quarter, or a decrease of 22%, primarily due to a general decline in license sales, which resulted in a corresponding decline in implementation services. In addition, the decline is the result of discontinuing certain lower margin consulting service engagements.
  Analytic Software Tools revenues decreased to $10.7 million in the second quarter compared to $13.1 million in the prior year quarter, or a decrease of 18%, primarily due to a decline associated with the sale of the Blaze Advisor product.

Bookings
The bookings for the second quarter were $46.8 million compared to $99.2 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow
Cash and cash equivalents, marketable securities and investments were $342.1 million at March 31, 2009, as compared to $271.2 million at September 30, 2008. Significant changes in cash and cash equivalents from September 30, 2008 include cash provided by operations of $86.3 million and $3.0 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during the year includes $8.5 million related to purchases of property and equipment and $2.0 million of dividends paid.

Outlook
In light of the continuing uncertainty in the global financial markets and the continuing lack of visibility into our clients’ spending intentions, we are not in a position to provide revenue or earnings per share guidance. However, we are updating our fiscal 2009 annual operating expense guidance from the $535 million previously provided to $525 million. The Operating Expenses Before Restructuring Activities of $525 million would equal the Total Operating Expenses reported on the Condensed Consolidated Statements of Income less the $8.9 million of Restructuring expenses incurred year-to-date and any restructuring charges recorded during the balance of the year.

Non-GAAP Financial Measures
This news release includes the non-GAAP financial measure “Operating Expenses Before Restructuring Activities” which excludes the expense related to restructuring charges. The company excludes these amounts in order to facilitate the comparison of current guidance with previous guidance provided by the company, which did not include such expenses. Wherever this non-GAAP financial measure has been included in this news release, the company has reconciled it to GAAP. This non-GAAP financial measure is not prepared in accordance with accounting principles generally accepted in the United States of America and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its second quarter fiscal 2009 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through May 22, 2009.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FIC; www.FICO.com) is the leader in decision management, transforming business by making every decision count. FICO combines trusted advice, world-class analytics, and innovative applications to help businesses automate, improve, and connect decisions over customer lifecycles and across the enterprise. Clients in 80 countries work with FICO to increase customer loyalty and profitability, reduce fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through its consumer website, www.myFICO.com.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2008, and its last quarterly report on Form 10-Q for the period ended December 31, 2008. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, Strategy Machine Solutions, and Blaze Advisor are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended March 31, 2009 and 2008
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenues	$159,335	$193,234	$322,795	$383,340

Operating expenses:
Cost of revenues	53,476	72,946	112,495	139,918
Research and development	18,924	20,662	37,045	40,131
Selling, general and administrative	52,460	61,365	107,229	128,124
Amortization of intangible assets	3,156	3,621	6,403	6,684
Restructuring	870	6,124	8,948	5,679
Total operating expenses	128,886	164,718	272,120	320,536
Operating income	30,449	28,516	50,675	62,804
Other expense, net	(5,580)	(1,278)	(9,637)	(3,406)
Income from continuing operations before income taxes	24,869	27,238	41,038	59,398
Provision for income taxes	6,761	9,464	10,820	20,788
Income from continuing operations	18,108	17,774	30,218	38,610
Loss from discontinued operations	(363)	(4,287)	(363)	(4,937)
Net income	$17,745	$13,487	$29,855	$33,673

Basic earnings (loss) per share:
Continuing operations	$0.37	$0.36	$0.62	$0.78
Discontinued operations	(0.01)	(0.08)	(0.01)	(0.10)
Total	$0.36	$0.28	$0.61	$0.68

Diluted earnings (loss) per share:
Continuing operations	$0.37	$0.36	$0.62	$0.77
Discontinued operations	(0.01)	(0.08)	(0.01)	(0.10)
Total	$0.36	$0.28	$0.61	$0.67

Shares used in computing earnings per share:
Basic	48,813	48,760	48,643	49,404
Diluted	48,828	48,961	48,673	50,084

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2009 and September 30, 2008
(In thousands)
(Unaudited)

	March 31,	September 30,
	2009	2008

ASSETS:
Current assets:
Cash and cash equivalents	$201,286	$129,678
Marketable securities	59,232	57,049
Accounts receivable, net	105,038	141,571
Prepaid expenses and other current assets	20,394	23,404
Total current assets	385,950	351,702

Marketable securities and investments	81,613	84,475
Property and equipment, net	40,986	46,360
Goodwill and intangible assets, net	705,894	738,550
Other noncurrent assets	57,596	54,166
	$1,272,039	$1,275,253

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$51,018	$54,837
Accrued compensation and employee benefits	24,394	29,551
Deferred revenue	39,364	38,243
Total current liabilities	114,776	122,631

Revolving line of credit	295,000	295,000
Senior notes	275,000	275,000
Other noncurrent liabilities	22,680	20,681
Total liabilities	707,456	713,312

Stockholders’ equity	564,583	561,941
	$1,272,039	$1,275,253

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters and Six Months Ended March 31, 2009 and 2008
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Strategy machine solutions	$86,632	$101,357	$174,207	$198,784
Scoring solutions	31,118	39,276	65,228	82,003
Professional services	30,885	39,497	58,709	75,513
Analytic software tools	10,700	13,104	24,651	27,040
Total revenues	$159,335	$193,234	$322,795	$383,340

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended March 31, 2009 and 2008
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income	$29,855	$33,673
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,397	19,863
Share-based compensation	10,648	14,926
Changes in operating assets and liabilities, net of acquisition and disposition effects	27,280	(6,782)
Other, net	(864)	8,589
Net cash provided by operating activities	86,316	70,269

Cash flows from investing activities:
Purchases of property and equipment	(8,503)	(13,432)
Cash paid for acquisition, net of cash acquired	-	(31,941)
Net activity from marketable securities	(1,922)	10,804
Other, net	1,300	1,543
Net cash used in investing activities	(9,125)	(33,026)

Cash flows from financing activities:
Proceeds from revolving line of credit	-	43,000
Repurchases of senior convertible notes	-	(23,348)
Proceeds from issuances of common stock	2,974	14,938
Repurchases of common stock		(106,840)
Other, net	(1,825)	(739)
Net cash provided by (used in) financing activities	1,149	(72,989)

Effect of exchange rate changes on cash	(6,732)	425

Increase (decrease) in cash and cash equivalents	71,608	(35,321)
Cash and cash equivalents, beginning of period	129,678	95,284
Cash and cash equivalents, end of period	$201,286	$59,963

CONTACT:
Fair Isaac Corporation
Investors & Analysts:
John D. Emerick, Jr., 800-213-5542
investors@fico.com